TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2012

Domestic Operating Earnings Rise and Gross Margin Rate Improves Over Prior Year

Consolidated Net Loss Unchanged versus Prior Year, Excluding the Effect of Expenses Associated with Refinancing

Balance Sheet Strengthens on Increase in Equity and Decrease in Debt Over Prior Year

WAYNE, NJ (December 7, 2012) - Toys“R”Us, Inc. today reported financial results for the third quarter ended October 27, 2012.
Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “Our primary focus during the third quarter was making strategic preparations for the important holiday season. We believe the new programs we've introduced such as Free Layaway, Price Match Guarantee, Hot Toy Reservation and our strengthened omnichannel offerings, including Ship from Store, have benefitted our customers and provided even more reasons to shop with us. In addition, we are confident that our inventory levels of the must-have toys will provide us with a strong in-stock position in the weeks leading up to Christmas continuing to make Toys“R”Us the toy destination for families.”

“The team continues to focus on margin rate improvements, while effectively managing inventory levels and reducing expenses. This has resulted in a gain in operating earnings in the U.S. for each quarter of this year. The challenging economic environment in Europe and Japan continues to have a negative impact on operating earnings on an international basis. However, we are pleased with the strong momentum from our locations in China and Southeast Asia where positive performance is helping to offset this weakness.”

Third Quarter Highlights

•
Net sales were $2.6 billion, a decrease of 3.4% or $91 million versus the prior year. The decline in net sales for the quarter was primarily attributable to a decrease in comparable store net sales, as well as a foreign currency translation impact of $30 million. Comparable store net sales were down 4.1% in the Domestic segment, partially driven by the impact of this year's earlier layaway program (which defers the recognition of sales into the period when the customer picks up the order), as well as a somewhat less intensive promotional calendar during the quarter. Comparable store net sales were down 4.6% in the International segment, reflecting weakness in Europe and Japan.

•
The Learning category continued to improve, generating net sales growth of 1.3%. The Entertainment category (including electronics, video game hardware and software) was down 7.0%, reflecting ongoing weakness in the global video game business.

•
Gross margin as a percentage of net sales was 37.1%, an increase of 0.6 percentage points versus the prior year as a result of margin rate improvements within product categories and improvements in sales mix away from lower margin products. Within the Domestic segment, gross margin as a percentage of net sales increased 1.0 percentage point, while the International segment decreased by 0.2 percentage points versus the prior year. Gross margin dollars were $967 million, compared to $986 million for the prior year. Foreign currency translation decreased gross margin dollars by approximately $12 million.

•
Selling, general and administrative expenses (“SG&A”) decreased by $11 million to $962 million, compared to $973 million in the prior year. The inclusion of our China and Southeast Asia business added $21 million to this year's SG&A, while the impact of foreign currency translation reduced it by $12 million.

•	Operating loss was $75 million, which was unchanged from the prior year. The Domestic segment operating earnings increased by $9 million.

•
Adjusted EBITDA[1] for the quarter was $31 million, compared to $36 million in the prior year, bringing the Adjusted EBITDA to $298 million through the third quarter of fiscal 2012, compared to $305 million in the prior year.

•
Interest expense was $135 million, an increase of $29 million versus the prior year. The increase in interest expense was primarily due to the issuance of the senior notes due fiscal 2017, and the repayment of the outstanding principal amount on the company's senior notes due fiscal 2013, which included a make-whole premium of approximately $18 million.

•
Net loss was $105 million, compared to $93 million in the prior year. The single largest element of this decline was the increase in interest expense due to the make-whole premium noted above. Excluding the after-tax impact of the expenses associated with the refinancing in the quarter, the net loss would have been unchanged versus the prior year.

Liquidity and Capital Spending
The company ended the third quarter with approximately $2.3 billion of liquidity, including cash and cash equivalents of $399 million and unused available committed lines of credit of $1.9 billion.  Cash used in operating activities was $449 million lower than the prior year for the year to date, demonstrating the company's continued focus on managing working capital more efficiently. Long term debt at the end of the third quarter of fiscal 2012 (including current portions) declined by $387 million versus the same time last year. Shareholders' equity was $261 million, up $51 million from the prior year.

The company's capital expenditure program is a key component of its long-term integration strategy for its toys and juvenile products businesses and its commitment to enhancing its systems. Through the end of the third quarter of fiscal 2012, the company invested $215 million primarily to finance construction of new stores, remodel existing stores (including conversions), as well as improve its information technology and logistics systems, compared to $266 million in the prior year.

Further information regarding the company's financial performance in the third quarter of fiscal 2012 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on December 7, 2012.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 875 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 645 international stores and over 150 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.
This press release, the other reports and documents that we have filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K filed on March 21, 2012, as well as our other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission's rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #

For more information please contact:

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

Adil Mistry, Vice President, Treasury and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com

1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management's reasons for using these measures, are set forth at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$2,609	$2,700	$7,773	$7,984
Cost of sales	1,642	1,714	4,791	4,995
Gross margin	967	986	2,982	2,989
Selling, general and administrative expenses	962	973	2,747	2,755
Depreciation and amortization	97	99	297	299
Other income, net	(17)	(11)	(40)	(31)
Total operating expenses	1,042	1,061	3,004	3,023
Operating loss	(75)	(75)	(22)	(34)
Interest expense	(135)	(106)	(350)	(346)
Interest income	4	2	12	6
Loss before income taxes	(206)	(179)	(360)	(374)
Income tax benefit	101	86	159	180
Net loss	$(105)	$(93)	$(201)	$(194)

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In millions)	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$399	$701	$432
Accounts and other receivables	236	253	257
Merchandise inventories	3,551	2,232	3,626
Income tax receivable	250	1	251
Current deferred tax assets	127	128	110
Prepaid expenses and other current assets	140	122	168
Total current assets	4,703	3,437	4,844
Property and equipment, net	3,959	4,052	4,088
Goodwill	449	448	387
Deferred tax assets	269	279	213
Restricted cash	19	30	16
Other assets	527	596	557
Total Assets	$9,926	$8,842	$10,105

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,226	$1,447	$2,201
Accrued expenses and other current liabilities	876	916	837
Income taxes payable	37	51	41
Current portion of long-term debt	1,030	315	163
Total current liabilities	4,169	2,729	3,242
Long-term debt	4,693	4,846	5,947
Deferred tax liabilities	155	154	130
Deferred rent liabilities	354	338	327
Other non-current liabilities	250	243	249
Temporary equity - noncontrolling interest	44	29	—
Total stockholders’ equity	261	503	210
Total Liabilities, Temporary Equity and Stockholders’ Equity	$9,926	$8,842	$10,105

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011
Cash Flows from Operating Activities:
Net loss	$(201)	$(194)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	297	299
Amortization of debt issuance costs	26	27
Deferred income taxes	13	23
Other	5	13
Changes in operating assets and liabilities:
Accounts and other receivables	14	1
Merchandise inventories	(1,330)	(1,474)
Prepaid expenses and other operating assets	7	(3)
Accounts payable, Accrued expenses and other liabilities	773	497
Income taxes payable and receivable	(227)	(261)
Net cash used in operating activities	(623)	(1,072)
Cash Flows from Investing Activities:
Capital expenditures	(215)	(266)
Decrease in restricted cash	11	1
Proceeds from sales of fixed assets	12	19
Acquisitions	(15)	—
Purchases of long-term investments	—	(24)
Net cash used in investing activities	(207)	(270)
Cash Flows from Financing Activities:
Long-term debt borrowings	1,535	2,049
Long-term debt repayments	(983)	(1,289)
Short-term debt borrowings, net	2	—
Capitalized debt issuance costs	(19)	(14)
Purchase of Toys-Japan shares	—	(1)
Other	(2)	1
Net cash provided by financing activities	533	746
Effect of exchange rate changes on Cash and cash equivalents	(5)	15
Cash and cash equivalents:
Net decrease during period	(302)	(581)
Cash and cash equivalents at beginning of period	701	1,013
Cash and cash equivalents at end of period	$399	$432

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company's GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net loss	$(105)	$(93)	$(201)	$(194)

Add:
Income tax benefit	(101)	(86)	(159)	(180)
Interest expense, net	131	104	338	340
Depreciation and amortization	97	99	297	299

EBITDA	22	24	275	265

Adjustments:
Sponsors management and advisory fees (a)	5	5	16	15
Impairment on long-lived assets (b)	1	—	3	2
Certain legal and accounting transaction costs	—	—	—	4
Property damage write-offs and repairs (c)	—	3	—	8
Compensation (income) expense (d)	—	(1)	2	1
Acquisition costs (e)	—	3	—	3
Other (f)	3	2	2	7
Adjusted EBITDA (g)	$31	$36	$298	$305

(a) Represents the fees paid to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the "Sponsors") in accordance with the advisory agreement.
(b) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(c) Represents the write-off of damaged assets and repairs from an earthquake and resulting tsunami that hit the Northeast coast of Japan, a store fire in Australia and other property losses which occurred domestically.
(d) Represents the incremental compensation (income) expense related to the fair market value remeasurement of existing liability awards and the repurchase of awards by the Company upon termination.
(e) Represents costs incurred in conjunction with the acquisition of 70% ownership interest in Toys (Labuan) Holding Limited from Li & Fung Retailing Limited.

(f) Represents miscellaneous other charges consisting primarily of gains from property sales, store closure costs and restructuring which were not individually significant for separate disclosure.
(g) Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company's actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors' management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.